QORVO, INC.
DIRECTOR COMPENSATION PROGRAM

The following is a summary of compensation paid to the directors of Qorvo, Inc. (the “Company”) effective August 4, 2016.

Compensation of Non-Employee Directors

The Company maintains a non-employee director compensation program pursuant to which our non-employee directors are paid as follows:

•	Annual cash retainer of $80,000 payable quarterly in arrears;

•	Additional annual retainer of $68,000 for the Non-Employee Chairman;

•	Additional annual retainer of $20,000 for the Lead Director;

•	Additional annual retainer for Committee Chairs:

o	$20,000 for the Audit Committee Chair;

o	$20,000 for the Compensation Committee Chair;

o	$10,000 for the Governance and Nominating Committee Chair; and

o	$10,000 for the Corporate Development Committee Chair.

•	Annual restricted stock unit award, representing shares of Company common stock valued at $190,000.

The annual restricted stock unit awards are granted on the date of the annual stockholders meeting at which directors are elected, or as soon as practicable thereafter. Newly elected non-employee directors appointed to the Board other than at an annual stockholders meeting would receive a pro rata annual restricted stock unit award based on the number of full months remaining until the first annual stockholders meeting following the director’s initial appointment to the Board. Each award vests and becomes non-forfeitable as to 100% of the shares subject to the award on the first anniversary of the date of grant, subject to the director’s continued service from the date of grant until the vesting date. Directors may defer their annual restricted stock unit awards pursuant to the Qorvo, Inc. 2012 Stock Incentive Plan.

Directors may defer all or a portion of their cash retainers by participating in our Nonqualified Deferred Compensation Plan.

Directors are eligible to participate in our group medical and dental plans.

Directors are reimbursed for customary expenses for attending Board and committee meetings.

Compensation of Directors who are Employees of the Company

Directors who are employees of the Company are not paid for their service as a director.